UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2006

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Delaware	0-27918	13-3070826
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2511 Garden Road Building A, Suite 200 Monterey, California (Address of principal executive offices)	93940 (Zip Code)
(831) 642-9300
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Board of Director Fees

On August 8, 2006, the Compensation Committee of the Board of Directors (the “Board”) of Century Aluminum Company (“Century”) approved an increase in the compensation paid to non-employee directors for their service as a director. Directors who are employees of the Century are not compensated for their service on the Board. Effective July 1, 2006, each non-employee director will receive an annual retainer of $35,000 and a fee of $2,000 per board or board committee meeting attended. The Chairman of each of the Compensation, and Governance and Nominating Committees will receive an additional annual retainer of $5,000. The Chairman of the Audit Committee will receive an additional annual retainer of $10,000, as well as an additional $1,000 per audit committee meeting attended. All directors are reimbursed for their travel and other expenses incurred in attending Board and Board Committee meetings. Under Century’s Amended and Restated 1996 Stock Incentive Plan, each non-employee director continuing in office after the annual meeting of stockholders will also receive options to purchase 3,000 shares of Century’s common stock. The options are granted on the business day following the annual stockholders’ meeting at the average of the high and low price of Century’s common stock on that date.

Amendment to Loan Agreement

On August 8, 2006, Nordural ehf (“Nordural”), a wholly-owned subsidiary of Century, amended its $365 million senior term loan facility (the “Term Loan Facility”) with Landsbanki Íslands hf., Kaupthing Bank hf., Nordic Investment Bank, Íslandsbanki, HSH Nordbank A.G., Credit Suisse First Boston International and Fortis SA/NV (collectively the “Lenders”) to extend the period of time during which Nordural may make draws under the facility from September 30, 2006 to February 28, 2007.

Nordural has used amounts borrowed under the Term Loan Facility to fund its ongoing expansion of the production capacity at Century’s primary aluminum reduction facility in Grundartangi, Iceland from 90,000 metric tons per year (“MTPY”) to 260,000 MTPY. As of August 8, 2005, Nordural had $291 million in principal amount outstanding under the Term Loan Facility. Amounts borrowed under the Term Loan Facility may be drawn down in minimum amounts of $10 million, and whole multiples of $1 million in excess thereof, on the 25th day of any month. Nordural intends to draw the entire $365 million available under the Term Loan Facility to finance the ongoing expansion of the Nordural facility.

The full terms and conditions of the Term Loan Facility are contained in the Loan Agreement between Nordural and the Lenders, which was included as Exhibit 10.1 to the Century’s Registration Statement on Form S-1/A, as filed with the SEC on February 16, 2005.

Nordural Tolling Agreement

On August 8, 2006, the Audit Committee of the Board approved a term sheet setting forth the basic terms and conditions of a toll conversion agreement (the “New Toll Agreement”) between Nordural and Glencore AG (“Glencore”), a subsidiary of Glencore International AG. Nordural and Glencore had entered into a toll conversion agreement in August 2004 that covers the first 90,000 MTPY of the expansion capacity being added to the Nordural facility. Under the New Tolling Agreement, the Nordural facility will use 40,000 MTPY of expansion capacity to convert alumina supplied by Glencore to primary aluminum for a fee based on the price for primary aluminum on the London Metals Exchange. The term of the New Toll Agreement will commence upon the completion of the current expansion project, which is expected to be in the fourth quarter of 2007, and run through December 31, 2014.

    The full terms and conditions of the New Tolling Agreement will be set forth in an exhibit to Century’s Quarterly Report on Form 10-Q for the period ended September 30, 2006.

Forward -Looking Statements

    The information in this Form 8-K may contain "forward-looking statements" within the meaning of U.S. federal securities laws. Century has based its forward-looking statements on current expectations and projections about the future, however, these statements are subject to risks, uncertainties and assumptions, any of which could cause Century's actual results to differ materially from those expressed in its forward-looking statements. More information about Century’s risks, uncertainties and assumptions (including risks relating to union disputes) can be found in the risk factors and forward-looking statements cautionary language contained in Century's Annual Report on Form 10-K, its Quarterly Reports on Form 1O-Q and in other filings made with the Securities and Exchange Commission. Century does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTURY ALUMINUM COMPANY
Date:	August 14, 2006	By:	/s/ Robert R. Nielsen
Name: Robert R. Nielsen Title: Executive Vice President, General Counsel and Secretary